As filed with the Securities and Exchange Commission on January 16, 2007

Registration No. 333-[________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

HALLMARK FINANCIAL SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	87-0447375
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Hallmark Financial Services, Inc. 2005 Long Term Incentive Plan
(Full title of the plan)
MARK J. MORRISON President & Chief Executive Officer Hallmark Financial Services, Inc. 777 Main Street, Suite 1000 Fort Worth, Texas 76102 (817) 348-1600	Copy to: STEVEN D. DAVIDSON McGuire, Craddock & Strother, P.C. 3550 Lincoln Plaza 500 N. Akard Dallas, Texas 75201 (214) 954-6800
(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	833,333 shares	$9.99	$8,324,997	$890.77

(1)

Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of the Common Stock on the Nasdaq Global Market on January 9, 2007.

EXPLANATORY NOTE

This registration statement relates to up to 833,333 shares of common stock, $0.18 par value per share (the "Common Stock"), of Hallmark Financial Services, Inc. (the "Company") which may be issued under the Hallmark Financial Services, Inc. 2005 Long Term Incentive Plan (the "2005 LTIP"). A copy of the 2005 LTIP was included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 3, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.

The information required by this Item 1 is included in documents to be sent or given to participants in the 2005 LTIP in accordance with Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 428 and the instructions to Form S-8, such documents are omitted from this registration statement.

Item 2.      Registrant Information and Employee Plan Annual Information.

The written statement required by this Item 2 is included in documents to be sent or given to participants in the 2005 LTIP in accordance with Rule 428 promulgated under the Securities Act. Pursuant to Rule 428 and the instructions to Form S-8, such written statement is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this registration statement:
a.	Prospectus dated October 3, 2006, filed pursuant to Rule 424(b) under the Securities Act;

b.

All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2005, including but not limited to:

	(i)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

	(ii)	Definitive Proxy Statement filed April 19, 2006;

	(iii)	Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006; and

(iv)

Current Reports on Form 8-K filed January 5, 2006, February 2, 2006 (as amended by Form 8-K/A filed April 14, 2006), March 14, 2006, March 23, 2006, April 14, 2006, May 15, 2006, May 31, 2006, August 4, 2006, August 9, 2006, August 15, 2006, October 6, 2006, November 13, 2006, November 27, 2006, and December 21, 2006; and

c.	The description of the Common Stock contained in a Registration Statement on Form 8-A/A filed October 5, 2006.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.      Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Nevada General Corporation Law ("NGCL") provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless (1) such act or omission constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, against any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation so long as such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

The NGCL further provides that indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The NGCL provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company's Articles of Incorporation provide that the directors and officers will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty as a director or officer, except for liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NGCL. The Company's Bylaws and contractual arrangements with certain of its directors and officers provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law. The Company's Bylaws and these contractual arrangements also require the Company to advance expenses incurred by a director or officer in connection with the defense of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Company's Bylaws also permit the Company to purchase and maintain errors and omissions insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Company does not presently maintain any such errors and omissions insurance for the benefit of its directors and officers.

Item 7.      Exemption From Registration Claimed.

Not Applicable

Item 8.      Exhibits.
The following exhibits are filed as part of this registration statement:

4.1

Restated Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to Amendment No. 1 of the Company's Registration Statement on Form S-1 (File No. 333-136414) filed September 8, 2006].

4.2	Restated Bylaws of the Company [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-136414) filed August 8, 2006].
4.3

Specimen certificate for Common Stock of the Company [incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the Company's Registration Statement on Form S-1 (File No. 333-136414) filed September 8, 2006].

5.1	Opinion of McGuire, Craddock & Strother, P.C. regarding legality of the securities being registered.
23.1	Consent of McGuire, Craddock & Strother, P.C. (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained on the signature page to this registration statement).

Item 9.      Undertakings.

(a) The Company hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 16th day of January, 2007.
HALLMARK FINANCIAL SERVICES, INC

By:	/s/ MARK J. MORRISON
Mark J. Morrison, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Mark E. Schwarz, Mark J. Morrison and Jeffrey R. Passmore, and each of them individually, as his true and lawful agents and attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments to this registration statement, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said agents and attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Date: January 16, 2007	/s/	MARK J. MORRISON
Mark J. Morrison, President and Chief Executive Officer (Principal Executive Officer)

Date: January 16, 2007	/s/	JEFFREY R. PASSMORE
Jeffrey R. Passmore, Senior Vice President and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

Date: January 16, 2007	/s/	MARK E. SCHWARZ
Mark E. Schwarz, Executive Chairman and Director

Date: January 16, 2007	/s/	SCOTT T. BERLIN
Scott T. Berlin, Director

Date: January 16, 2007	/s/	JAMES H. GRAVES
James H. Graves, Director

Date: January 16, 2007	/s/	GEORGE R. MANSER
George R. Manser, Director

EXHIBITS INDEX
Exhibit No.	Description of Exhibit

4.1

Restated Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to Amendment No. 1 of the Company's Registration Statement on Form S-1 (File No. 333-136414) filed September 8, 2006].

4.2	Restated Bylaws of the Company [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-136414) filed August 8, 2006].
4.3

Specimen certificate for Common Stock of the Company [incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the Company's Registration Statement on Form S-1 (File No. 333-136414) filed September 8, 2006].

5.1	Opinion of McGuire, Craddock & Strother, P.C. regarding legality of the securities being registered.
23.1	Consent of McGuire, Craddock & Strother, P.C. (contained in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (contained on the signature page to this registration statement).